UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 27, 2007

OGDEN GOLF CO. CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

333-105075	87-0652870
(Commission File Number)	(IRS Employer Identification No.)

1661 Lakeview Circle, Ogden, UT	84403
(Address of Principal Executive Offices)	(Zip Code)

801-399-3632
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Until 2006, Ogden Golf Co. Corporation (“Ogden Golf”, “us”, or “we”) was a retailer of brand-named golf clubs, bags, apparel, and accessories merchandise in its Ogden, Utah retail location.  In addition, we offered custom golf club-making, fitting, repair, and tune-up services to our customers throughout Northern Utah.  We have been undercapitalized since our inception and have relied upon friends and relatives to fund our operating losses, primarily through purchases of our stock and debt in private transactions.  Our plan was to increase our advertising and marketing efforts in Ogden and in surrounding areas. In September 2006, our Board of Directors determined that Ogden Golf’s revenues and business operations were not sufficient to allow us to continue to operate in the retail golf equipment business and we are currently liquidating our assets.  In 2006 and 2007 we liquidated our assets and attempted to enter into other business activities.  We have entered into an Agreement and Plan of Reorganization to participate in a reverse merger transaction which is described below.

On September 27, 2007, Ogden Golf entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Ogden Golf, Bio-Path, Inc. (“Bio-Path”), a privately-held Utah corporation, and Biopath Acquisition Corp. (“Merger Sub”), a Utah corporation which is a wholly-owned subsidiary of Ogden Golf.

Bio-Path is a development stage company founded in 2007, dedicated to developing novel cancer therapeutics. Bio-Path was formed to raise capital to acquire a license for drug technologies from MD Anderson Cancer Center (“MD Anderson”), to fund the conducting of clinical and other trials for such technologies and to commercialize such technologies. These technologies include siRNA, which we are currently negotiating an exclusive license for a lead product and nucleic acid delivery technology.  Bio-Path’s business plan is to act efficiently as an intermediate in the process of translating newly discovered drug technologies into authentic therapeutic drugs candidates. Its strategy is to selectively license potential drug candidates for certain cancers, and, primarily utilizing the comprehensive drug development capabilities of MD Anderson, to advance these candidates into initial human efficacy trials (Phase IIa), and out-license each successful potential drug to a pharmaceutical company. Bio-Path has negotiated two license agreements with MD Anderson.  Bio-Path has raised $2,000,000 in private transactions and is attempted to raise additional capital prior to the time of the Merger.

As described below, the closing of the Merger Agreement is subject to numerous conditions and there can be no assurance that the Merger will be completed.

Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Merger Sub will be merged with and into Bio-Path, and Bio-Path will survive as a wholly-owned subsidiary of Ogden Golf, provided however, that we will change Ogden Golf’s name to Bio-Path Holdings, Inc. In addition, pursuant to the terms and conditions of the Merger Agreement:

•	The Merger is subject to the completion of a change of Ogden Golf’s name to Bio-Path Holdings, and its year end to December 31.

•
All of the shares of Bio-Path issued and outstanding immediately prior to the closing of the Merger will be converted into shares of Ogden Golf) common stock based on a conversion ratio determined as set forth in the Merger Agreement by a formula that results in the security holders of Ogden Golf owning approximately 5% of the fully-diluted capitalization following the merger and other transactions.

•
Each outstanding option or warrant to acquire Bio-Path capital stock will, upon closing of the Merger, be assumed by Ogden Golf and will thereafter be exercisable for shares of Ogden Golf common stock pursuant to their respective terms and conditions based on the conversion ratio set forth in the Merger Agreement.

•
The composition of Ogden Golf’s board of directors will be determined prior to the closing of the Merger, provided, however, we anticipate that it will include Peter Nielsen, Dr. Thomas Garrison and Doug Morris.

•	The Merger Agreement contains customary representations and warranties, pre-closing covenants, and closing conditions, including approval of the Merger and related transactions.

As of the date of the Merger Agreement and currently, there were no material relationships between Ogden Golf, or its affiliates, and Bio-Path, other than as contemplated by the Merger Agreement.  Douglas P. Morris, an officer and director of Bio-Path was formerly an officer and director of Ogden Golf.  Mr. Morris is a shareholder of Ogden Golf.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

C – Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 27 , 2007	OGDEN GOLF CO. CORPORATION

By: /s/ Mark A. Scharmann
President/Chairman of the Board